        Exhibit 99.1

News Release

M.D.C. HOLDINGS ANNOUNCES DEPARTURE OF FOUNDER AND EXECUTIVE CHAIRMAN LARRY A. MIZEL AND PRESIDENT AND CHIEF EXECUTIVE OFFICER DAVID D. MANDARICH AT THE END OF 2024

DENVER, Oct. 30, 2024 /PRNewswire/ -- M.D.C. Holdings, Inc. ("MDC"), one of the leading homebuilders in the U.S. delivering high-quality homes over the past 50 years and a subsidiary of Sekisui House, Ltd. ("Sekisui House"), a top-tier house manufacturer in Japan having delivered over 2.66 million homes worldwide since its establishment, announced today that Larry A. Mizel, MDC’s Founder and Executive Chairman, and David D. Mandarich, MDC’s President and Chief Executive Officer, will depart the Company on December 31, 2024.

Mr. Mizel and Mr. Mandarich stated, "We are grateful to the Sekisui House team, which has shown the utmost respect and professionalism to us and our valued employees throughout the acquisition process and during the initial months of our integration. This experience only reinforces our belief that our employees and our customers are in good hands as a part of the Sekisui House family. We also would like to thank our MDC team members across the organization for their hard work during this period of transition. While we are proud of what we have accomplished in our 50-year history, marked by the construction of over 250,000 homes, we are even more proud of the team we have built and what they will accomplish in the future as a part of the combined organization.”

Toru Tsuji, CEO of SH Residential Holdings, LLC and Executive Officer of Sekisui House, stated, "We are grateful to have added MDC to our family of companies earlier this year. It was nearly 50 years ago that Executive Chairman Larry Mizel and Chief Executive Officer David Mandarich founded MDC. They have provided steady and wise leadership through these decades and have built an excellent homebuilding company that has stood the test of time. We thank them for their cooperation during the acquisition and invaluable guidance in transitioning MDC to our new ownership. Their accomplishments will positively influence our organization for years to come. We congratulate them for their excellent leadership and careers in our industry.”

About Sekisui House

Sekisui House is a top-tier house manufacturer in Japan, engaging in custom detached houses, rental housing, architectural/civil engineering, remodeling, real estate management, houses for sale, condominiums, urban redevelopment and overseas business, with a global vision to "Make Home the Happiest Place in the World". Having delivered over 2.66 million homes worldwide since its establishment (as of January 31, 2024), Sekisui House has footprints in Japan, the U.S., Australia, and Singapore. Sekisui House also aims to contribute to solving environmental and social issues as a leading company in ESG management through providing homes.

About MDC

M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have helped more than 250,000 homebuyers achieve the American Dream since 1977. One of the largest homebuilders in the nation, MDC is

        Exhibit 99.1

committed to quality and value that is reflected in each home its subsidiaries build. The Richmond American companies have operations in Alabama, Arizona, California, Colorado, Florida, Idaho, Maryland, Nevada, New Mexico, Oregon, Tennessee, Texas, Utah, Virginia and Washington. Mortgage lending, insurance and title services are offered by the following MDC subsidiaries, respectively: HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company.

Contact: Derek R. Kimmerle; Vice President and Chief Accounting Officer; 1-866-424-3395; IR@mdch.com